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Exhibit 99.1

For Information Mark A. Hellerstein Robert T. Hanley 303-861-8140

ST. MARY REPORTS EARNINGS FOR SECOND QUARTER 2003

DENVER, August 6, 2003—St. Mary Land & Exploration Company (NYSE: SM) today announced its earnings for second quarter 2003 of $24.3 million or 71 cents per diluted share. Second quarter 2002 earnings were $10.6 million or 37 cents per diluted share. Revenues for the second quarter of 2003 were $103.8 million compared to $52.4 million for the second quarter of 2002. Second quarter discretionary cash flow, which is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense and non-cash mark-to-market adjustments related to compensation plans, less the cumulative effect of change in accounting principle and unrealized derivative gain, increased to $60.4 million in the second quarter of 2003 from $30.5 million in the second quarter of 2002. Net cash provided by operating activities increased from $34.3 million in the second quarter of 2002 to $48.5 million in the second quarter of 2003. See the attached financial highlights for a reconciliation of discretionary cash flow to net cash provided by operating activities, a presentation of other cash flow information, and a statement indicating why management believes that presentation of the non-GAAP measure of discretionary cash flow provides useful information to investors.

Earnings for the first six months of 2003 were $57.1 million or $1.67 per diluted share, compared to $12.9 million or 46 cents per diluted share for the first six months of 2002. Revenues for the first six months of 2003 were $204.9 million compared to $94.8 million for the same period in 2002. Discretionary cash flow for the first six months of 2003 increased from $54.8 million in the first six months of 2002 to $117.2 million. Net cash provided by operating activities increased from $76.1 million in the first six months of 2002 to $90.8 million in the first six months of 2003.

Daily oil and gas production during the second quarter 2003 averaged 226.3 million cubic feet of gas equivalent (MMCFE), up 51% from 150.1 MMCFE in the comparable 2002 period. Average prices realized during the quarter were $4.82 per MCF and $26.20 per barrel, compared to $3.03 per MCF and $25.39 per barrel realized in the second quarter of 2002.

Mark Hellerstein, Chairman, President and CEO commented, "With production up over 50% from the second quarter of 2002 and higher commodity prices, we enjoyed the second most profitable quarter in our history, exceeded only by the first quarter of 2003. The increase in production is the result of the two largest acquisitions in St. Mary's history that closed in December 2002 and January 2003, plus the exceptional drilling results we are experiencing in N.E. Mayfield in our Mid-Continent region. Margins have remained strong as we have not experienced significant cost increases."

The Company's forecasts for the third quarter and the full year 2003 are as follows:

	3rd Quarter	Year
Oil and gas production	19.7-20.7 BCFE	75-80 BCFE
Lease operating expenses, including production taxes and transportation	$1.15-$1.25/MCFE	$1.15-$1.20/MCFE
General & administrative expense	$0.24-$0.28/MCFE	$0.26-$0.30/MCFE
Depreciation, depletion & amort.	$1.10-$1.20/MCFE	$1.10-$1.20/MCFE

Operational updates for the second quarter 2003 were provided in the Company's July 11, 2003 and July 28, 2003 press releases.

As previously announced, St. Mary has scheduled a teleconference call for August 7, 2003 at 8:00 am (MDT) to discuss second quarter results. The call participation number is 888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day until August 17 at 800-642-1687, conference number 1613788. International participants can dial 706-634-6088 to take part in the conference call, and can access a replay of the call at 706-645-9291, conference number 1613788. In addition the call will be broadcast live online and can be accessed by going directly to St. Mary's web site home page at www.stmaryland.com. An audio recording of the conference call will be available at that site through August 17.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2002 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

PR-03-13

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Financial Highlights Follow

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2003
(Unaudited)

PRODUCTION DATA

	Three Months Ended June 30,			Six Months Ended June 30,
			% Change			% Change
	2003	2002		2003	2002
Average realized price:
Oil (per Bbl)	$26.20	$25.39	3%	$27.32	$24.35	12%
Gas (per Mcf)	$4.82	$3.03	59%	$5.20	$2.80	86%
Margin analysis per MCFE:
Net realized price	$4.67	$3.38	38%	$4.98	$3.18	56%
Oil and gas production costs	$1.13	$0.84	34%	$1.15	$0.93	24%
General and administrative costs	$0.29	$0.22	32%	$0.32	$0.22	41%

Operating margin	$3.25	$2.32	40%	$3.51	$2.03	73%

Depletion, depreciation & amortization	$1.05	$0.97	8%	$1.05	$0.96	9%
Production (in thousands):
Oil (Bbls)	1,164	673	73%	2,205	1,378	60%
Gas (Mcf)	13,614	9,618	42%	25,318	19,173	32%
MCFE (6:1)	20,595	13,655	51%	38,546	27,440	40%

INCOME STATEMENT
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Oil and gas production	$96,134	$46,197	$191,822	$87,290
Gas marketing revenue	3,333	2,939	7,108	3,444
Gain on sale of proved properties	86	449	122	413
Derivative gain	—	2,327	33	1,975
Other	4,233	443	5,823	1,654

	103,786	52,355	204,908	94,776

Operating Expenses:
Oil and gas production costs	23,260	11,531	44,390	25,561
Depletion, depreciation & amortization and abandonment liability accretion	21,601	13,279	40,486	26,333
Exploration	6,635	4,297	10,785	11,213
Impairment and abandonment	784	622	1,703	1,319
General and administrative	6,018	3,015	12,164	6,156
Gas marketing expenses	3,098	2,662	6,457	3,086
Minority interest and other	381	243	495	620

	61,777	35,649	116,480	74,288

Income from operations	42,009	16,706	88,428	20,488
Interest income	344	170	574	280
Interest expense	(2,367)	(1,018)	(4,583)	(1,470)

Income before income tax expense	39,986	15,858	84,419	19,298
Income tax expense—current	10,536	1,205	21,854	1,402
Income tax expense—deferred	5,133	4,064	10,886	4,989

Income from continuing operations	24,317	10,589	51,679	12,907
Cumulative effect of change in accounting principle	—	—	5,435	—

Net income	$24,317	$10,589	$57,114	$12,907

Basic weighted average shares outstanding	31,482	27,825	30,921	27,805
Diluted weighted average shares outstanding	35,798	28,428	35,222	28,347
Basic earnings per common share:
Income from operations	$0.77	$0.38	$1.67	$0.46
Cumulative effect of change in accounting principle	—	—	0.18	—

Basic net income per common share	$0.77	$0.38	$1.85	$0.46

Diluted earnings per common share:
Income from operations	$0.71	$0.37	$1.52	$0.46
Cumulative effect of change in accounting principle	—	—	0.15	—

Diluted net income per common share	$0.71	$0.37	$1.67	$0.46

ST. MARY LAND & EXPLORATION COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2003
(Unaudited)

BALANCE SHEET
(In thousands)

	Jun 30, 2003	Dec 31, 2002
Working Capital	$1,966	$2,050
Long-term debt	$143,649	$113,601
Stockholders' equity	$348,188	$299,513
Shares outstanding—permanent equity	28,144	27,973
Shares outstanding—temporary equity	3,381	—
Note receivable from Flying J (contra-equity)	$71,594	$—

PROVEN RESERVES
(In thousands)

	Dec 31, 2002	Pro Forma * Dec 31, 2002
Oil (Bbls)	36,119	44,411
Gas (Mcf)	274,172	293,219

MCFE (6:1)	490,887	559,685

*
Pro forma proven reserves is the result of combining the reported December 31, 2002 proven reserves and the estimated proven reserves aquired in the Flying J transaction.

CASH FLOW
(In thousands)

Reconciliation of Discretionary Cash Flow to Net Cash
Provided by Operating Activities:

	Three Months Ended June 30		Six Months Ended June 30
	2003	2002	2003	2002
Discretionary Cash Flow (1)	$60,350	$30,524	$117,203	$54,786
Gain on property sales	(86)	(449)	(122)	(413)
Non-exploratory dry hole exploration expense	(5,938)	(2,342)	(9,643)	(5,080)
Minority interest & other	(1,071)	243	(818)	(548)
Changes in working capital	(4,745)	5,466	(15,856)	27,325

Net Cash Provided by Operating Activities	$48,510	$34,278	$90,764	$76,070

Net Cash Used in Investing Activities	$(26,565)	$(28,574)	$(120,618)	$(64,476)

Net Cash Provided by (Used in) Financing Activities	$(28,389)	$(21,039)	$29,547	$32,146

(1)
Discretionary cash flow is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense, and non-cash mark-to-market adjustments related to compensation plans less the cumulative effect of change in accounting principle and unrealized derivative gain. The non-GAAP measure of discretionary cash flow is presented since management believes that it provides useful additional information to investors for analysis of St. Mary's ability to internally generate funds for exploration, development and acquisitions. In addition, discretionary cash flow is widely used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Discretionary cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow or liquidity measures prepared under GAAP. Since discretionary cash flow excludes some but not all items that affect net income and net cash provided by operating activities and may vary among companies, the discretionary cash flow amounts presented may not be comparable to similarly titled measures of other companies.

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  Exhibit 99.1
ST. MARY LAND & EXPLORATION COMPANY FINANCIAL HIGHLIGHTS June 30, 2003 (Unaudited)